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Exhibit 10.7

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED
BUSINESS LOAN AGREEMENT

        This Fourth Amendment to Third Amended and Restated Business Loan Agreement ("Amendment') is made as of January 31, 2002 by and between Bank of America, N.A. ("Bank") and TRM Corporation ("Borrower").

RECITALS

        A.    Borrower and Bank are parties to that Third Amended and Restated Business Loan Agreement dated as of July 21, 2000.

        B.    Borrower and Bank executed the First Amendment to Third Amended and Restated Business Loan Agreement as of February 14, 2001, and executed the Second Amendment to Third Amended and Restated Business Loan Agreement as of April 1, 2001, and executed the Third Amendment to Third Amended and Restated Business Loan Agreement as of August 9, 2001. In addition the Third Amended and Restated Business Loan Agreement has been amended by letter dated December 26, 2001 which extended the Expiration Date from January 4, 2002 to January 31, 2002. The Third Amended and Restated Business Loan Agreement dated as of July 21, 2000 as so amended is referred to herein as the "Agreement."

        C.    Borrower has requested that Bank extend the Expiration Date to June 30, 2003 and to maintain the Commitment at the reducing levels set forth below.

        D.    Bank has agreed to the extension requested upon the condition that the amendments to the Agreement and the other terms set forth below are agreed to. Borrower has agreed to such amendments and terms.

        THEREFORE, the parties agree as follows:

AGREEMENT

        1.    Definitions.    Capitalized terms used herein and not otherwise defined shall have the meaning given in the Agreement.

        2.    Release of Bank.    Borrower hereby releases Bank and it's officers, agents, successors and assigns from all claims of every nature known or unknown arising out of or related to the Agreement or line of credit provided for therein which now exists, or but for the passage of time, could be asserted, as of the date Borrower signs this Amendment.

        3.    Amendment to Section 1.1(a).    Section 1.1(a) of the Agreement is amended in its entirety to read as follows:

          "(a) During the availability period described below, Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is equal to the lesser of the Borrowing Base and the amount indicated for each period specified below:

Period	Amount
From January 1, 2002 through March 31, 2002	$22,490,000
From April 1, 2002 through June 30, 2002	$22,290,000
From July 1, 2002 through September 30, 2002	$22,090,000
From October 1, 2002 through December 31, 2002	$21,090,000
From January 1, 2003 through March 31, 2003	$20,090,000
From April 1, 2003 through June 30, 2003	$19,090,000
After June 30, 2003	$-0-

  The "Borrowing Base" at any time, shall be the sum of:

            (i)  75% of Eligible Accounts, plus

          (ii)  10% of Eligible Paper and Toner inventory, plus

          (iii)  75% of Fair Market Value of Copy Machines and Automated Teller Machines, plus

          (iv)  10% of fixed assets.

  "Eligible Accounts" are those accounts less than 90 days from invoice date arising from the credit sales recorded in Borrowees books and records. Delivery and/or shipment of a product or service shall have been completed at the time of invoicing. Eligible Accounts are to be valid and true obligations due to Borrower under normal terms of sale and not subject to any counterclaim or offset. The following accounts are not eligible and shall not be included in Eligible Accounts, notwithstanding that such accounts are included in collateral pledged to Bank.

            (i)  Those portions of accounts over 90 days from invoice date.

          (ii)  The entire account of an account debtor is excluded if 25% of the total accounts owing from such account debtor is more than 90 days from invoice date.

          (iii)  Accounts sold on datings.

          (iv)  Employee/shareholder accounts.

          (v)  Related or affiliated accounts.

          (vi)  Cash/COD accounts.

        (vii)  Bill and hold accounts.

        (viii)  Accounts due from the federal government of the United States.

          (ix)  Disputed Accounts.

          (x)  Accounts subject to offsets (contras).

          (xi)  Consignment accounts.

        (xii)  State, city, county or municipal accounts.

        (xiii)  Pre-invoiced accounts.

        (xiv)  Service and finance charges.

        (xv)  Bankrupt accounts.

        (xvi)  Foreign accounts.

      (xvii)  Accounts or portion of accounts deemed unacceptable by Bank in the exercise of its reasonable credit judgment.

  "Eligible Paper and Toner Inventory" means such inventory which is in good condition, free from defect, fully saleable in the ordinary course of business and located in the United States. Eligible Paper and Toner Inventory is to be valued at the lower of cost or market, expressed on a FIFO basis, net of any reserves for shrinkage or obsolescence.

  "Fair Market Value of Copy Machines and Automated Teller Machines" means the lesser of depreciated book value or fair market value for such items, assuming a sale in bulk within a commercially reasonable period of time. Such machines must be fully operable machines in good condition which are not obsolete and which are fully useable by Borrower in the ordinary course of business and which are located in the United States.

        4.    Amendment to Section 1.2.    Section 1.2 of the Agreement is amended by changing the Expiration Date from January 4, 2002 to June 30, 2003.

        5.    Deletion of Section 1.4(c).    Section 1.4(c) of the Agreement is deleted.

        6.    Change in Applicable Margin.    Section 1.5 of the Agreement is amended in its entirety to read as follows:

  "1.5 Applicable Margin. The Applicable Margin shall be 3.50% for all advances or Portions; provided however, if all financial covenants have been fully complied with after the date of this Amendment and no Event of Default has occurred and is continuing, the Applicable Margin shall be 2.00% for all advances or Portions beginning 7 days after the latest to occur of (i) delivery by Borrower to Bank of the compliance certificate to be delivered within 45 after the fiscal quarter ended March 31, 2002 and (ii) delivery by Borrower to Bank of Borrower's 10Q for the fiscal quarter ended March 31, 2002."

        7.    Substitution of New Section 8.3.    Section 8.3 of the Agreement is amended in its entirety to read as follows:

  "8.3 Debt Coverage Ratio. To maintain at the end of each month, on a consolidated basis, a Debt Coverage Ratio of not less than 1.25:1:00. 'Debt Coverage Ratio' means the ratio of cash flow to the sum of the current portion of long term liabilities plus interest expense on all obligations. 'Cash flow' means (a) net income after income taxes, (b) adjusted to eliminate gains or losses from discontinued operations and extraordinary items, (c) plus depreciation, depletion, amortization and other non-cash charges (d) plus interest expenses on all obligations (e) minus dividends, withdrawals and other distributions, and (f) minus increases and plus decreases in capitalized loans and advances to the Borrower's owner, partners, members, stockholders or affiliates. Cash Flow at the end of any month shall be the Cash Flow for the 12 month period ended at the end of such month."

        8.    Substitution of New Section 8.4.    Section 8.4 of the Agreement is amended in its entirety to read as follows:

  "Funded Debt to EBITDA Ratio. To maintain at the end of each fiscal quarter, on a consolidated basis, a ratio of Funded Debt to EBITDA: not exceeding 3.50:1:00: 'Funded Debt' means all outstanding indebtedness or borrowed money and other interest-bearing indebtedness, including current and long-term indebtedness, less the non-current portion of Subordinated Liabilities. "EBITDA' means (a) net income, (b) adjusted to eliminate gains or losses from discontinued operations and extraordinary items, (d) plus income taxes, (e) plus interest expense, (f) plus depreciation, depletion, amortization and other non-cash charges. EBITDA at the end of any fiscal quarter shall be EBITDA for the four fiscal quarters ended at the end of such fiscal quarter. "Subordinated Liabilities' means liabilities subordinated to Bank by a written subordination agreement satisfactory to Bank it its sole discretion"

        9.    Amendment to Section 8.6.    Section 8.6 of the Agreement is amended in its entirety to read:

  "Other Debts. Not to have outstanding or incur, or to permit any Subsidiary of Borrower to have or incur any direct or contingent liabilities (other than those to Bank), or become liable for the liabilities or others, without Bank's written consent. This does not, however, prohibit:

          (a)  Acquiring goods, supplies or merchandise, other than copy machines and automated teller machines, on normal trade credit.

          (b)  Endorsing negotiable instruments received in the usual course of business.

          (c)  Obtaining surety, appeal, performance or other similar bonds in the usual course of business.

          (d)  Liabilities in existence or available under agreements in existence on the date of this Amendment and reflected in Borrower's most recent financial statements or otherwise disclosed in writing to Bank.

          (e)  Additional unsecured short term debt (one year or less) for the purchase of new automated teller machines or copiers used to expand or to replace aging machines.

          (f)    Additional indebtedness which is subordinated to Bank by a written subordination agreement satisfactory to Bank in its sole discretion.

          (g)  Operating leases arising in the ordinary course of business.

          (h)  Guaranties by the Borrower or a Subsidiary of obligations of the Borrower or a Subsidiary given in the ordinary course of business, to the extent the guaranteed obligation is otherwise permitted by this Agreement.

          (i)    Judgments which are effectively stayed within 30 days after the entry thereof and do not constitute an Event of Default.

          (j)    Indebtedness arising from the refinancing of indebtedness permitted by items (d) and (e) of this Section 8.6."

        10.    Addition of New Section 8.22.    Section 8.22 of the Agreement is added as follows:

  "8.22 Accounts Payable Days. To maintain, at the end of each month beginning June 30, 2002 Accounts Payable Days at or below 50 days. "Accounts Payable Days" is the number calculated by dividing trade accounts payable outstanding at the end of any month by the cost of goods sold for the 12 month period ended at the end of such month multiplied by 365. Depreciation shall not be included in cost of goods sold for purposes of this calculation.

        11.    Addition of New Section 8.23.    Section 8.23 of the Agreement is added as follows:

  "8.23 ABLS Audit. To permit Bank to conduct one full ABLS audit of Borrower at a time to be determined by Bank, the cost of which shall be paid by Borrower to Bank upon demand."

        12.    No Further Amendment.    Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect, and the parties hereby ratify their respective obligations thereunder. Without limiting the foregoing, the Borrower expressly reaffirms and ratifies its obligations to pay or reimburse Bank on request for all reasonable expenses, including legal fees, actually incurred by Bank in connection with the preparation of this Amendment, any other amendment documents and the closing of the transactions contemplated hereby and thereby.

        13.    Miscellaneous

          (a)    Entire Agreement.    This Amendment comprises the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or commitments.

          (b)    Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

          (c)    Governing Law.    This Amendment and the other agreements provided for herein and the rights and obligations of the parties hereto and thereto be construed and interpreted in accordance with the laws of the State of Oregon.

          (d)    Certain Agreements Not Enforceable.

  UNDER OREGON LAW MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE.

        This Agreement is executed as of the date stated at the top of the first page.

Bank of America			TRM Corporation
By:	/s/ JANET SLEEPER		By:	/s/ DANIEL L. SPALDING
	Typed Name:	Janet Sleeper		Typed Name:	Daniel L. Spalding
	Title:	Senior Vice President		Title:	President
Address where notices to Bank are to be sent.			Address for Notices:
Janet Sleeper Senior Vice President Bank of America, N.A. PO Box 34401 Seattle, WA 98124			5209 NE 122nd Avenue Portland, OR 97230-1074

AGREEMENTS OF TRM COPY CENTERS (USA) CORP., FPC FRANCE LTD., AND
TRM ATM CORPORATION

        TRM CopyCenters (USA) Corp., FPC France Ltd., and TRM ATM Corporation agree as follows:

          1.    Each of the undersigned is a guarantor of the obligations of TRM Corporation to Bank of America, N.A. Each of the undersigned consents to the execution, delivery and performance by TRM Corporation of the foregoing Fourth Amendment to Third Amended and Restated Business Loan Agreement and also consents to and ratifies prior amendment thereto and agrees that its Continuing Guaranty heretofore given shall apply, without limitation, to the Third Amended and Restated Business Loan Agreement as so amended.

          2.    Each of the undersigned releases Bank of America, N.A, and its offices, agents, successors and assigns from all claims of every nature known or unknown arising out of or related to the loans which are the subject of the foregoing Fourth Amendment to Third Amendment and Restated Business Loan Agreement, which now exists or which, but for the passage of time, could be asserted on the date of execution hereof.

          3.    Each of the undersigned acknowledges that Bank of America, N.A., has relied upon its agreements set forth herein and entering in to the Fourth Amendment to Third Amended and Restated Business Loan Agreement set forth above.

          4.    The foregoing agreements of the undersigned are executed contemporaneously with the Fourth Amendment to Third Amended and Restated Business Loan Agreement.

          5.    The foregoing agreements may be executed in any number of counterparts and by different parties hereto and separate counterparts, each of which when so executed shall be, deemed to be an original.

TRM CopyCenters (USA) Corp.
By:	/s/ DANIEL L. SPALDING
	Typed Name:	Daniel L. Spalding
	Title:	President
FPC France Ltd.
By:	/s/ DANIEL L. SPALDING
	Typed Name:	Daniel L. Spalding
	Title:	President
TRM ATM Corporation
By:	/s/ DANIEL L. SPALDING
	Typed Name:	Daniel L. Spalding
	Title:	President

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  Exhibit 10.7
FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED BUSINESS LOAN AGREEMENT
RECITALS
AGREEMENT
AGREEMENTS OF TRM COPY CENTERS (USA) CORP., FPC FRANCE LTD., AND TRM ATM CORPORATION